Exhibit 99.1
[THOR INDUSTRIES, INC. LOGO]
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
Date: May 13, 2011
Contact: Peter B. Orthwein or Richard E. Riegel III
NEWS RELEASE
THOR ANNOUNCES SETTLEMENT WITH THE SEC
     As has been previously disclosed, Thor Industries, Inc. (NYSE:THO) (the “Company” or “Thor”) has been subject to a Securities and Exchange Commission (the “SEC”) review since 2007 regarding the facts and circumstances giving rise to the restatement of its previously issued financial statements as of July 31, 2006 and 2005, and for each of the years in the three-year period ended July 31, 2006, and the financial results in each of the quarterly periods in 2006 and 2005, and its financial statements as of and for the three months ended October 31, 2006 and related matters. The Company has engaged in settlement discussions with the SEC staff regarding this matter and has reached an agreement with the SEC which, if approved by the U.S. District Court for the District of Columbia, would resolve this matter with the SEC. The SEC filed the settlement with the Court on May 12, 2011.
     Under the proposed settlement, the Company has consented, without admitting or denying the allegations in the SEC’s complaint, to the entry of a final judgment of the Court ordering the Company to comply with the Cease and Desist Order issued by the SEC on October 18, 1999, enjoining the Company from violating the books and records and internal control provisions of the federal securities laws and regulations thereunder, imposing a civil cash penalty of $1 million and requiring the Company to hire an independent consultant not unacceptable to the SEC staff. The independent consultant will review and evaluate certain specified aspects of internal accounting controls over financial reporting and record-keeping policies and procedures at each of the Company’s operating subsidiaries and will issue a report with recommendations for necessary improvements or enhancements that the Company should adopt going forward. Under the terms of the settlement, the Company is required to retain the independent consultant within 30 days after entry of the final judgment by the Court and the independent consultant’s report is to be completed within 90 days after the date the consultant is retained.
     The Company has cooperated fully with the SEC in the resolution of this matter.
     Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
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     This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the proposed settlement or the independent consultant’s review, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.